                                             Exhibit 99.1
[Letterhead of DMC]

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Director of Investor Relations
303-604-3924

DYNAMIC MATERIALS REVISES THIRD QUARTER FINANCIAL FORECASTS

BOULDER, Colo. - October 2, 2015 - Dynamic Materials Corporation (DMC) (Nasdaq: BOOM) today announced that sales for the third fiscal quarter ended September 30, 2015, are expected to be in a range of $38 million to $40 million, down 23% to 27% versus the $51.9 million reported in the third quarter of 2014. The Company previously forecasted that sales would be down 8% to 12% versus last year’s third quarter. The revision follows a significant decline in order volume during recent weeks at DynaEnergetics, the Company’s oilfield products business, as well as timing of the award and shipment of certain orders at the Company’s NobelClad business.

Third quarter gross margin is expected in a range of 25% to 27% versus the 29% reported in the third quarter last year. The Company’s prior forecast was for gross margin in a range of 27% to 29%. The decline relates to a less favorable product mix and the impact of lower sales volume on fixed overhead costs.
“Sustained low oil and gas prices have led to a significant slowdown in drilling and well completion activity, particularly in our U.S. markets,” said Kevin Longe, president and CEO. “We expect conditions in our industry will remain very challenging at least through the balance of the year. We will provide updates to our full-year 2015 guidance when we announce our third quarter financial results on October 27, 2015.”

About DMC
Based in Boulder, Colorado, DMC operates in two sectors: industrial infrastructure and oilfield products and services.  The industrial infrastructure sector is served by DMC’s NobelClad business, the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors.  The oilfield products and services sector is served by DynaEnergetics, an international developer, manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. For more information, visit the Company’s website at: http://www.dmcglobal.com.

Safe Harbor Language
Except for the historical information contained herein, this news release contains forward-looking statements, including those related to expected third quarter revenue and gross margin. Expectations for future performance are dependent upon a number of factors, and there can be no assurance that the Company will achieve the results as contemplated herein. Certain statements contained in this release using the terms “may,” “expects to,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed, as they are subject to a variety of risks, which are beyond the Company’s ability to predict or control, and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in the Company’s fiscal year 2014 Form 10-K on March 16, 2015, and subsequently filed documents.